UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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iShares, Inc.

iShares Trust

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Telephone 415 597 2000 400 Howard Street San Francisco, CA 94105 www.barclaysglobal.com

Press Release

For Immediate Release

Proxy Advisory Firms RiskMetrics Group and Glass-Lewis & Co. Recommend iShares ETF Shareholders Support Proposals at iShares Special Meeting in Connection with Proposed BlackRock Merger

SAN FRANCISCO – October 20, 2009 – Barclays Global Fund Advisors (“BGFA”), the investment adviser to iShares, Inc. and iShares Trust (the “Companies”), today announced that RiskMetrics Group’s ISS Governance Services Unit and Glass-Lewis & Co., two independent proxy advisory firms, have recommended that their clients vote FOR the new investment advisory agreement proposal and the change in classification of investment objective proposal at the Special Meeting of the Companies to be held on November 4, 2009.

In its analysis, RiskMetrics concluded about the investment advisory agreement proposal, “The most significant aspect of the proposal for shareholders in this context is that the fee rate will remain the same, and [each] Fund will continue to be managed by the same personnel. As such, there would be no material impact to investors in connection with the approval of this proposal.”

Glass-Lewis highlights that the “New investment advisory agreement is in the best interests of shareholders, who should directly benefit from the services and duties of the Advisor [BlackRock].”

“We are excited to have the support of RiskMetrics and Glass-Lewis for these proposals to be voted upon at the Special Meeting,” said Geoffrey D. Flynn, Executive Vice President and Chief Operating Officer of BGFA’s U.S. iShares unit. “The Boards of the Companies have unanimously approved both proposals and recommended that shareholders vote in favor of the proposals. We request that all shareholders vote promptly to ensure their vote is counted.”

Institutional shareholders that have questions or need assistance with voting procedures should call D.F. King & Co., Inc. collect at +1 646-378-4860. Retail shareholders should contact Broadridge Financial Services at 866-450-8471 to vote their proxy directly.

About iShares

iShares is the exchange traded funds business of Barclays Global Investors (“BGI”), one of the world’s largest asset managers and a leading global provider of investment management products and services with more than 2,900 institutional clients and US$1.7 trillion of assets under management as of 30 June 2009. BGI transformed the investment industry by creating the first index strategy in 1971 and the first quantitative active strategy in 1979. BGI is the global product leader in exchange traded funds (iShares) with over 380 funds globally across equities, fixed income and commodities which trade on 16 exchanges worldwide. iShares customer base consists of the institutional segment of pension plans and fund managers, as well as the retail segment of financial advisors and high net worth individuals.

Contacts for Press:
Lance Berg	415 597.2045	lance.berg@barclaysglobal.com
Christine Hudacko	415 597.2687	christine.hudacko@barclaysglobal.com

All other US inquiries:
1-800-iShares	1 800 474.2737

Carefully consider the iShares Funds’ investment objectives, risk factors and charges and expenses before investing. This and other information can be found in the Funds’ prospectuses, which may be obtained by calling 1-800-iShares (1-800-474-2737) or by visiting www.iShares.com. Read the prospectus carefully before investing.

Investing involves risk, including possible loss of principal.

The iShares Funds (“Funds”) are distributed by SEI Investments Distribution Co. (SEI). Barclays Global Fund Advisors (BGFA) serves as the investment advisor to the Funds. BGFA is a subsidiary of Barclays Global Investors, N.A., neither of which is affiliated with SEI.

©2009 Barclays Global Investors, N.A. All rights reserved. iShares® is a registered trademark of Barclays Global Investors, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. iS-1516-1009

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